KRONOS WORLDWIDE REPORTS FIRST QUARTER RESULTS

DALLAS, TEXAS…May 3, 2007…Kronos Worldwide, Inc. (NYSE:KRO) today reported net income for the first quarter of 2007 of $12.9 million, or $.26 per diluted share, compared with net income of $15.7 million, or $.32 per diluted share, in the first quarter of 2006. Net sales of $314.0 million in the first quarter of 2007 were $9.7 million, or 3%, higher than the first quarter of 2006 due primarily to the net effect of favorable fluctuations in foreign currency exchange rates, which increased sales by approximately $16 million, partially offset by lower average TiO2 selling prices. The Company’s average selling prices were 3% lower in the first quarter of 2007 as compared to the first quarter of 2006. The table at the end of this press release shows how each of these items impacted the overall increase in sales.

The Company’s TiO2 segment profit (see description of non-GAAP information below) for the first quarter of 2007 was $31.1 million compared with $37.2 million in the first quarter of 2006. First quarter segment profit declined due primarily to lower average TiO2 selling prices and higher raw material and energy costs, partially offset by higher TiO2 production volumes, and the favorable effects of fluctuations in foreign currency exchange rates, which increased segment profit by approximately $3 million.

The Company’s first quarter 2007 TiO2 sales volumes increased less than 1% from the first quarter of 2006, with higher sales volumes in Europe and export markets offsetting the effect of significantly lower sales volumes in the US. The Company’s TiO2 production volumes were 5% higher in the first quarter of 2007 as compared to the first quarter of 2006, with operating rates at near full capacity in both periods. Both TiO2 sales and production volumes in the first quarter of 2007 were new records for a first quarter. Finished goods inventories at March 31, 2007, representing over 2 months of average sales, were higher compared to December 31, 2006 levels.

As previously reported, in April 2006 the Company’s wholly-owned subsidiary, Kronos International, Inc. (“KII”) issued an aggregate of euro 400 million principal amount of new 6.5% Senior Secured Notes due April 2013. KII used the proceeds from the issuance of the 6.5% Senior Secured Notes to redeem all of its 8.875% Senior Secured Notes in May 2006 at 104.437% of the aggregate principal amount of euro 375 million. The reduction in the interest rate decreased the U.S. dollar equivalent of interest expense on KII’s Senior Secured Notes by approximately $1 million in the first quarter of 2007 as compared to the first quarter of 2006.

Effective December 31, 2006 the Company adopted a new accounting standard related to planned major maintenance expense. Under the new standard, the Company no longer accrues the cost of planned major maintenance expense in advance but instead recognizes the cost of planned major maintenance when incurred. The new standard was adopted retroactively, and accordingly the Company’s net income in the first quarter of 2006 is approximately $.7 million, or $.01 per diluted share, higher than previously reported.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:
•	Future supply and demand for the Company’s products,
•	The extent of the dependence of certain of the Company’s businesses on certain market sectors,
•	The cyclicality of the Company's businesses,
•
Customer inventory levels (such as the extent to which the Company’s customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2 in advance of anticipated price decreases),

•	Changes in raw material and other operating costs (such as energy costs),
•	The possibility of labor disruptions,
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2),
•	Competitive products and substitute products,
•	Customer and competitor strategies,
•	Potential consolidation of our competitors
•	The impact of pricing and production decisions,
•	Competitive technology positions,
•	The introduction of trade barriers,
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian kroner and the Canadian dollar),
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions),
•	The timing and amounts of insurance recoveries,
•	The ability of the Company to renew or refinance credit facilities,
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
•	The ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the more-likely-than-not recognition criteria,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	Government laws and regulations and possible changes therein,
•	The ultimate resolution of pending litigation, and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines segment profit as income before income taxes, interest expense and certain general corporate items. Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share and metric ton data)
(Unaudited)

	Three months ended March 31,
	2006	2007

Net sales	$304.3	$314.0
Cost of sales	228.5	243.6

Gross margin	75.8	70.4

Selling, general and administrative expense	37.8	39.4
Other operating income (expense):
Currency transactions, net	(.8)	(.1)
Other expense, net	(.5)	(.2)
Corporate expense	(1.3)	(1.4)

Income from operations	35.4	29.3

Other income (expense):
Trade interest income	.5	.4
Other interest income	-	.2
Interest expense	(10.7)	(9.5)

Income before income taxes	25.2	20.4

Provision for income taxes	9.5	7.5

Net income	$15.7	$12.9

Basic and diluted net income per share	$.32	$.26

Basic and diluted weighted-average shares used in the calculation of net income per share	48.9	49.0

TiO2 data - metric tons in thousands:
Sales volumes	124	125
Production volumes	127	133

KRONOS WORLDWIDE, INC.
RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
(In millions)
(Unaudited)

	Three months ended March 31,
	2006	2007

Segment profit	$37.2	$31.1

Adjustments:
Trade interest income	(.5)	(.4)
Corporate expense	(1.3)	(1.4)

Income from operations	$35.4	$29.3

IMPACT OF PERCENTAGE CHANGE IN SALES
(Unaudited)

Three months ended March 31, 2007 vs. 2006
Percent change in sales:
TiO2 product pricing	(3)%
TiO2 sales volume	- %
TiO2 product mix	1%
Changes in foreign currency exchange rates	5%

Total	3%